Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-182585 on Form S-8 of Franchise Group, Inc. of our report dated February 26, 2019, relating to the financial statements of Vitamin Shoppe, Inc. appearing in this Current Report on Form 8-K/A dated January 8, 2020.

/s/ Deloitte & Touche LLP

Richmond, Virginia

January 8, 2020